                                                                    Exhibit 10.3




                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                             COLLIER SIERRA L.L.C.,
                      A DELAWARE LIMITED LIABILITY COMPANY



                        EFFECTIVE AS OF OCTOBER 31, 1995

                                    CONTENTS


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ARTICLE I.  ORGANIZATION OF COMPANY................................................................   1

    1.1      Name..................................................................................   1
    1.2      Certificate of Formation..............................................................   1
    1.3      Term..................................................................................   1
    1.4      Principal Place of Business...........................................................   1
    1.5      Registered Office and Registered Agent................................................   1
    1.6      Purpose and Nature of Business........................................................   2
    1.7      Defects as to Formalities.............................................................   2
    1.8      No Partnership Intended for Nontax Purposes...........................................   2
    1.9      Liability of Members to Third Parties; Reliance by Third-Party Creditors..............   2
             1.9.1      Liability of Members.......................................................   2
             1.9.2      Reliance by Third Parties..................................................   2
    1.10     Defined Terms.........................................................................   3

ARTICLE II.  CAPITAL STRUCTURE.....................................................................   3
    2.1      Initial Capital Contributions.........................................................   3
    2.2      Additional Contribution Commitment....................................................   3
    2.3      Default in Monetary Obligations.......................................................   4
    2.4      Management Services...................................................................   4
    2.5      Additional Members....................................................................   4
    2.6      Company Capital.......................................................................   4
    2.7      Maintenance of Capital Accounts.......................................................   5

ARTICLE III. MANAGEMENT............................................................................   6

    3.1      Board of Members......................................................................   6
             3.1.1      Initial Board of Members...................................................   6
             3.1.2      Term.......................................................................   6
             3.1.3      Appointment; Removal.......................................................   6
             3.1.4      Appointment of the Manager.................................................   6
             3.1.5      Authority to Act...........................................................   6
             3.1.6      Action by Board of Members.................................................   7
    3.2      Unanimous Consent Requirement.........................................................   8
    3.3      Manager/Officer.......................................................................   9
             3.3.1      Appointment; Removal.......................................................  10
             3.3.2      Term.......................................................................  10
    3.4      Rights of Members.....................................................................  10


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
    3.5      Other Business of Members.............................................................  10

ARTICLE IV.  COMPANY'S DEALINGS WITH MEMBERS OR AFFILIATES.........................................  10

    4.1      Right of Company to Deal With Members or Affiliates...................................  10
    4.2      License of Collier Content and Related Technology.....................................  11
             4.2.1      Grant......................................................................  11
             4.2.2      License to Collier Trademarks..............................................  11
             4.2.3      Exclusivity................................................................  11
             4.2.4      Collier Infringement Indemnity.............................................  11
             4.2.5      Text Upgrades..............................................................  12
             4.2.6      Nontransferability of Licenses.............................................  12
    4.3      License of Sierra Multimedia Components...............................................  12
             4.3.1      Grant......................................................................  12
             4.3.2      License to Sierra Trademarks...............................................  12
             4.3.3      Exclusivity................................................................  13
             4.3.4      Sierra Infringement Indemnity..............................................  14
             4.3.5      Nontransferability of Licenses.............................................  14
    4.4      Production of Product.................................................................  14
             4.4.1      Review for Factual Accuracy................................................  14
             4.4.2      Suppliers..................................................................  14
    4.5      Distribution Rights to the Members....................................................  15
             4.5.1      Distribution Rights Granted to Collier.....................................  15
             4.5.2      Distribution Rights Granted to Sierra......................................  15
             4.5.3      Rights Reserved to the Company.............................................  15
             4.5.4      Compensation to the Company................................................  15
             4.5.5      Third-Party Royalties......................................................  16
             4.5.6      Company Trademark License..................................................  16
             4.5.7      Company Infringement Indemnity.............................................  16
             4.5.8      Cross-Marketing............................................................  17
             4.5.9      Customer Lists.............................................................  17
    4.6      Development...........................................................................  17
             4.6.1      Development Plan...........................................................  17
             4.6.2      Enabling Technology........................................................  17
             4.6.3      Sierra's Development Responsibilities......................................  18
             4.6.4      Collier's Development Responsibilities.....................................  18
             4.6.5      Cost of Services; Reimbursement............................................  18
    4.7      Customer Service, Licensing Fees......................................................  18
             4.7.1      Support....................................................................  18
             4.7.2      Platform License Fees......................................................  19
    4.8      OEM, On-Line Service and Similar Transactions.........................................  19


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                                      -ii-
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
ARTICLE V.   ALLOCATION OF PROFITS AND LOSSES......................................................  19

    5.1      Allocation of Profits.................................................................  19
    5.2      Allocation of Losses..................................................................  19
    5.3      Other Allocation Rules................................................................  19
             5.3.1      Conventions................................................................  19
             5.3.2      Section 704(e).............................................................  19
    5.4      Intent of Allocations.................................................................  20

ARTICLE VI.  CASH DISTRIBUTIONS....................................................................  20

    6.1      General...............................................................................  20
    6.2      Distributions.........................................................................  20

ARTICLE VII. TRANSFERS; ADMISSIONS; WITHDRAWAL.....................................................  20

    7.1      No Transfer of Economic or Management Rights..........................................  20
    7.2      Admission of Substitute Members.......................................................  21
    7.3      Obligations of Substitute Member......................................................  21
    7.4      Additional Members....................................................................  22
    7.5      No Right to Withdrawal................................................................  22

ARTICLE VIII.DISSOLUTION OF COMPANY................................................................  22

    8.1      Events Causing Dissolution............................................................  22
    8.2      Liquidation...........................................................................  23
    8.3      Enabling Technology...................................................................  24
    8.4      Rights to Collier Content.............................................................  24
    8.5      Rights to Sierra Multimedia Components................................................  24
    8.6      Company Technology....................................................................  25
    8.7      Continuation of Use...................................................................  25
    8.8      Use of Other Member's Name............................................................  25
    8.9      Deficit Capital Accounts..............................................................  25

ARTICLE IX.  BOOKS, RECORDS AND ACCOUNTING.........................................................  26

    9.1      Books and Records.....................................................................  26
    9.2      Fiscal Year...........................................................................  26
    9.3      Bank Accounts.........................................................................  26
    9.4      Annual Budget.........................................................................  27
             9.4.1      Annual Budget Planning.....................................................  27
             9.4.2      Review of Annual Performance...............................................  27
    9.5      Annual Business Plan..................................................................  27

ARTICLE X.   INDEMNIFICATION.......................................................................  28

    10.1     Indemnification.......................................................................  28


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
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    10.2     Advance Payment.......................................................................  28
    10.3     Nonexclusivity of Rights..............................................................  28
    10.4     Insurance.............................................................................  28
    10.5     Indemnification of Others.............................................................  29

ARTICLE XI.  AMENDMENT.............................................................................  29

ARTICLE XII. MISCELLANEOUS.........................................................................  29

    12.1     Confidentiality.......................................................................  29
    12.2     Press Releases........................................................................  30
    12.3     Application of Delaware Law...........................................................  30
    12.4     Construction..........................................................................  30
    12.5     Counterparts..........................................................................  30
    12.6     Execution of Additional Instruments...................................................  30
    12.7     Headings..............................................................................  30
    12.8     Heirs, Successors and Assigns.........................................................  31
    12.9     Rights and Remedies Cumulative........................................................  31
    12.10    Severability..........................................................................  31
    12.11    Waivers...............................................................................  31
    12.12    Notices...............................................................................  31
    12.13    Attorneys' Fees.......................................................................  33

EXHIBIT A       ...................................................................................  34



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                                      -iv-

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                              COLLIER SIERRA L.L.C.


         This Limited Liability Company Agreement is effective as of October 31, 1995 (the "Effective Date"), and is entered into by the undersigned for the purpose of forming Collier Sierra L.L.C. (the "Company").

                       ARTICLE I. ORGANIZATION OF COMPANY

1.1   NAME

      The name of the Company is Collier Sierra L.L.C.

1.2   CERTIFICATE OF FORMATION

      The Members shall ensure that the Certificate is duly and properly filed.

1.3   TERM

      The Company shall commence as of the Effective Date of this Agreement and shall continue until December 31, 2040 unless earlier terminated and dissolved as provided in Section 8.1 herein.

1.4   PRINCIPAL PLACE OF BUSINESS

      The principal office of the Company shall be located at such place or places inside or without the State of Washington as the Board of Members may designate from time to time. The principal office of the Company shall initially be 3380 - 146th Place S.E., Suite 300, Bellevue, Washington 98007.

1.5   REGISTERED OFFICE AND REGISTERED AGENT

      The name of the initial registered agent of the Company and the address of its registered office are as follows:

                         Lawco of Washington, Inc.
                         1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099

The Board of Members may change the registered office and the registered agent from time to time by filing an amendment to the Certificate.


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 1

1.6   PURPOSE AND NATURE OF BUSINESS

      The purpose of the Company shall be to develop, produce, publish, distribute and license the Product and to undertake any and all other acts and things necessary, proper or advisable to effectuate and carry out any such purpose and operate its business.

1.7   DEFECTS AS TO FORMALITIES

      A failure to observe any formalities or requirements of this Agreement, the Certificate or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

1.8   NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES

      The Members have formed the Company under the Act, and expressly do not intend to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act or a corporation under the Delaware Business Corporation Act. The MemberS do not intend to be partners to one another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

1.9   LIABILITY OF MEMBERS TO THIRD PARTIES; RELIANCE BY THIRD-PARTY CREDITORS

      1.9.1      LIABILITY OF MEMBERS

      Except as otherwise provided in the Act or in this Agreement, no Member shall be personally liable for any debt obligation or liability of the Company, whether arising in contract or otherwise, solely by reason of being a Member of the Company.

      1.9.2      RELIANCE BY THIRD PARTIES

      This Agreement is entered into between the Members for the exclusive benefit of the Company, its Members, and their successors and assigns. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Agreement or any agreement between the Company and any Member with respect to any contribution or otherwise.


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 2

1.10  DEFINED TERMS

      The definitions of certain terms used in this Agreement are set forth in Exhibit A attached hereto.

                          ARTICLE II. CAPITAL STRUCTURE

2.1   INITIAL CAPITAL CONTRIBUTIONS

      As their respective initial Capital Contributions and in exchange for 1,000 Units each, Sierra and Collier shall contribute the following cash and property to the Company:

      (a) Sierra shall contribute to the Company One Million Dollars ($1,000,000) cash. The agreed-upon value of Sierra's initial Capital Contribution is One Million Dollars ($1,000,000).

      (b) Collier shall contribute to the Company a license to the Collier Content as described in Section 4.2 below. The agreed upon value of Collier's initial Capital Contribution is One Million Dollars ($1,000,000).

Sierra and Collier will make such Capital Contributions upon the Board's approval of the first Annual Budget and Annual Business Plan. Within thirty (30) days after the Effective Date, the Manager will submit a proposed budget and business plan to the Board for approval in accordance with Sections 9.4 and 9.5. The Board will approve a budget and business plan within sixty (60) days after the Effective Date.

2.2   ADDITIONAL CONTRIBUTION COMMITMENT

      (a) In addition to the initial Capital Contributions, the Members shall make additional Capital Contributions (the "Mandatory Additional Capital Contribution") pro rata in accordance with their respective number of Units (i) in such amounts up to an aggregate of One Hundred Thousand Dollars ($100,000) each as shall be requested by the Manager as provided in Section 3.3 and (ii) in such amounts as required pursuant to the Annual Budget and Development Plan not to exceed Six Hundred Thousand Dollars ($600,000) each.

      (b) Unless all Members agree otherwise, the Members shall make the Mandatory Additional Capital Contributions within twenty (20) business days after (i) the Manager submits the request or (ii) the dates set forth in the Annual Budget and Development Plan.


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 3

2.3   DEFAULT IN MONETARY OBLIGATIONS

      In the event of any default by a Member in the performance of its monetary obligations under Section 2.2 of this Agreement, the other Member(s) may demand in writing that such default be cured. If the defaulting Member shall fail to cure the default within ten (10) days after receipt of such demand, the other Member(s) may increase its ownership interest in the Company by making the defaulting Member's payment to the Company. The rights of the advancing Member(s) set forth in this Section 2.3 are in addition to, and not in lieu of, any other rights or remedies afforded under this Agreement, by law or otherwise on account of the default.

2.4   MANAGEMENT SERVICES

      Each Member shall contribute management and accounting support to the Company as may be reflected from time to time in the Annual Budget at such party's direct and indirect costs.

2.5   ADDITIONAL MEMBERS

      The Board of Members, by unanimous decision, shall have the sole right to admit additional Members upon such terms and conditions, at such time or times, and for such Capital Contributions as a unanimous Board of Members shall in its sole discretion determine.

2.6   COMPANY CAPITAL

      (a)  No Member shall be paid interest on any Capital Contribution.

      (b) No Member shall have the right to withdraw, or receive any return of, its Capital Contribution, except as may be specifically provided herein. No Member shall have priority over any other Member, either as to the return of its Capital Contribution or as to profits, losses or distributions, except as otherwise specifically provided herein.

      (c) Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property, other than cash, except as may be specifically provided herein.

      (d) A creditor who makes a nonrecourse loan to the Company will not have or acquire at any time as a result of making such a loan any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 4

2.7   MAINTENANCE OF CAPITAL ACCOUNTS

      The Company shall establish and maintain Capital Accounts with respect to each Member in accordance with the following:

      (a) Each Member's Capital Account shall be increased by such Member's Capital Contributions, such Member's distributive share of Profits and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

      (b) Each Member's Capital Account shall be decreased by the amount of cash and the gross fair market value of any Company property (other than cash) distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

      (c) In the event of a transfer of all or a portion of a Member's Economic Rights in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor.

      (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Members determines that it is prudent to modify the manner in which the Capital Accounts, or any adjustments thereto, are computed in order to comply with such Regulations, the Board of Members may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member pursuant to
Section 8.2 hereof upon the dissolution of the Company. The Board of Members also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). Other than as specifically required under this Article II, no Member shall have any deficit restoration obligation or obligation to make any additional Capital Contribution.


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 5

                             ARTICLE III. MANAGEMENT

3.1   BOARD OF MEMBERS

      The Board of Members shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. Each Member shall have the right to appoint two (2) Representatives to the Board.

      3.1.1   INITIAL BOARD OF MEMBERS

      The initial Board of Members shall be composed of two (2) Sierra Representatives and two (2) Collier Representatives. In the event that either Sierra or Collier obtains ownership of a majority of the outstanding Units, then during the time that one Member owns a majority of the outstanding Units (i) the Board of Members shall be increased to five (5) Representatives and (ii) the Member owning a majority of the outstanding Units shall be entitled to appoint the fifth Representative.

      3.1.2   TERM

      Each Representative shall hold office for a term expiring on his or her death, incapacitation, resignation or removal from office.

      3.1.3   APPOINTMENT; REMOVAL

      A Representative may be removed with or without cause upon notice from the Member who appointed such Representative. The Member who appointed such removed Representative shall be entitled to appoint a replacement Representative. Each Member shall vote its Units to cause the removal and replacement of a Representative originally appointed by the other Member as requested by that other Member. If a Member ceases to be a Member for any reason, that Member's Representatives shall automatically be removed as Representatives.

      3.1.4   APPOINTMENT OF THE MANAGER

      The Board of Members shall appoint the Manager on such terms and to perform such functions as described in this Agreement and as the Board of Members shall determine in its sole discretion.

      3.1.5   AUTHORITY TO ACT

      The Board of Members may appoint, employ or otherwise contract with such persons or entities for the transaction of the business of the Company or the


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 6
performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board of Members may delegate to any Manager, officer, person or entity such authority to act on behalf of the Company as the Board of Members may from time to time deem appropriate in its sole discretion. Upon authorization by the Board of Members, any Manager, officer of the Company, or any other person specifically authorized by the Board of Members may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware the Certificate and any amendment thereto.

      3.1.6   ACTION BY BOARD OF MEMBERS

      (a) Regular meetings of the Board of Members shall be held at such times as shall be determined by the Board of Members, but not less frequently then semi-annually, for the purpose of the transaction of such business as may come before the Board of Members.

      (b) Special meetings of the Board of Members may be called by any Member for any purpose or purposes.

      (c) The place of any meeting shall alternate between the principal office of the Company in Seattle, Washington, and the office of Collier in New York City.

      (d) Except as otherwise provided in this Agreement, written notice stating the place, day and hour of the meeting of the Board of Members and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) days nor more than sixty (60) days before the date of the meeting.

      (e) If all of the Representatives meet at any time and place, either within or outside Washington, and consent to a holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

      (f) A majority of the Representatives shall constitute a quorum at any meeting of the Board of Members.

      (g) If a quorum is present, all matters shall be determined by a vote of a majority of the Representatives present in person or by proxy, except as otherwise provided in this Agreement. Unless otherwise expressly provided herein and required under applicable law, Representatives or the Member who appointed such Representatives who have an interest in the outcome of any particular matter upon which the Representatives vote or consent may vote or consent upon any such matter


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 7
and their vote or consent, as the case shall be, shall be counted in the determination of whether the requisite matter was approved by the Board of Members; provided that such Representative has fully disclosed the nature of such Representative's interest in the matter prior to such vote or consent, or, if not disclosed, the other Representatives waive such requirement.

      (h) Any action required or permitted to be taken by the Board of Members at a meeting may be taken without a meeting if a majority or all (as required under Section 3.2) of the Board of Members shall individually or collectively consent in writing to such action.

      (i) The Representatives may participate in any meeting of the Board of Members by use of any means of communication by which all Representatives participating may simultaneously hear each other.

      (j) The Board of Members may adopt such other procedures governing meetings and the conduct of business as well as meetings of Representatives and any procedures to be used in connection with voting by Representatives (which voting may be by written consent of the percentage necessary to take such action) as it deems appropriate.

      (k) A Representative shall be entitled to vote by proxy at all meetings of the Board of Members.

      (l) If the Board of Members is unable to take action on a material item required or permitted to be taken by the Board of Members (i.e., because the Board of Members is deadlocked on the item), then either Member may notify the other Members that the Board of Members has reached a deadlock ("Initial Deadlock Notice"). If the Board of Members is unable to either (i) take action on the item within thirty (30) days after the Initial Deadlock Notice or (ii) agree to withdraw the item from consideration by the Board of Members within thirty (30) days after the Initial Deadlock Notice, then, upon written notice by either Member ("Final Deadlock Notice"), the Company shall dissolve under
Section 8.

3.2   UNANIMOUS CONSENT REQUIREMENT

      The Board of Members shall not have the authority to do any of the following actions without the approval of all the Representatives at any duly called meeting:

      (a) Form or acquire an interest in a partnership, corporation or other legal entity;


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 8

      (b) Cancel, redeem or purchase any outstanding Units, other than as contemplated by this Agreement;

      (c)  Merge or consolidate with any other legal entity;

      (d) Except as contemplated in the applicable Annual Budget, pledge, mortgage or otherwise encumber any of the Company's assets;

      (e) Call for Capital Contributions in excess of the Mandatory Additional Capital Contributions;

      (f)  Guarantee the obligation of any debtor;

      (g)  Approve the Annual Budget and any revisions thereto;

      (h)  Adopt or revise the Company's Annual Business Plan;

      (i)  Sell all or substantially all the assets of the Company; or

      (j) Enter into agreements, contracts or arrangements between any Member or Representative and the Company.

3.3   MANAGER/OFFICER

      The Manager shall manage the day-to-day business and affairs of the Company and implement the policies, decisions, guidelines, Annual Business Plans, Annual Budgets and other acts of the Board; provided, however, the Manager shall not have the authority to do or take any of the actions described in Section 3.2 without the advance written approval of the Board. The Manager shall have the authority to take actions and make decisions on behalf of the Company in compliance with the policies, decisions, guidelines, Annual Business Plans, Annual Budgets and other acts of the Board and as expressly allocated to such Manager as provided in this Agreement. In addition, the Manager, acting alone, shall have the authority, in his or her reasonable discretion, to enter into contracts, reallocate Annual Budget amounts, or take other reasonable action in the ordinary course of business (including emergencies) on behalf of the Company in each case involving amounts up to Thirty Thousand Dollars ($30,000) (subject to an aggregate annual maximum amount of Sixty Thousand Dollars ($60,000)) even though such contract or action was not contemplated or authorized in the applicable Annual Business Plan or Annual Budget or by the Board. The Manager, acting alone, shall also have the right to require each Member to make Mandatory Additional Capital Contributions in the above situations in amounts not greater than an aggregate of One Hundred Thousand Dollars ($100,000) per Member. The Manager shall be designated as the Company's President.


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Collier Sierra L.L.C. Limited Liability Company Agreement                 page 9

      3.3.1   APPOINTMENT; REMOVAL

      During the Initial Development Phase, the Manager shall be Lynn Luukinen. Prior to the Operations Phase, Sierra and Collier shall jointly select and appoint a Manager for the Operations Phase (which may be Lynn Luukinen or another individual). During the Operations Phase, Sierra and Collier shall jointly review and evaluate the Manager no less often than annually. The Manager may be removed with or without cause by the Board. If the Manager is an employee of a Member, the Company will reimburse such Member at Cost for actual time spent working as the Manager as included in the Annual Budget.

      3.3.2   TERM

      The Manager shall hold office for a term expiring on his or her death, resignation or removal from office or such shorter term specified by applicable laws.

3.4   RIGHTS OF MEMBERS

      Except as otherwise set forth in this Agreement, no Member shall have any right or power to take part in the management or control of the Company or its business affairs or to act for or bind the Company in any way.

3.5   OTHER BUSINESS OF MEMBERS

      Except as otherwise may be required by the Act or expressly limited by this Agreement, the Members may engage in business ventures and activities of any nature and description, independently or with others whether or not in competition with the business of the Company, and neither the Company nor any of the MEMBERS shall have any rights in and to such independent ventures and activities or the income or profits derived therefrom by reason of membership in the Company.

                                   ARTICLE IV.
                  COMPANY'S DEALINGS WITH MEMBERS OR AFFILIATES

4.1   RIGHT OF COMPANY TO DEAL WITH MEMBERS OR AFFILIATES

      The Company may, upon the unanimous approval of the Board, enter into agreements, contracts or arrangements with one or more of the Members pursuant to which that Member provides goods, technologies or services (including without limitation the contributions identified in Section 2.4) to the Company in connection with the Company's activities. The terms of such agreements, contracts or arrangements shall be those mutually agreed upon by the Company and that Member and shall be embodied in a written agreement. Prior to the Company entering into an


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 10
agreement, contract or arrangement, with a Member, any other Member can request the Company to obtain competitive bids for such.

4.2   LICENSE OF COLLIER CONTENT AND RELATED TECHNOLOGY

      4.2.1   GRANT

      Collier hereby grants to the Company a worldwide, royalty-free, irrevocable, nontransferable right and license to adapt, convert, display, perform, distribute, localize, make, port, use, sell and translate the Collier Content for use in, and sale of, the Product.

      4.2.2   LICENSE TO COLLIER TRADEMARKS

      Collier hereby grants to the Company and Sierra a worldwide, royalty-free, irrevocable, nontransferable license (with right to sublicense with the prior approval of Collier) to use the Collier Trademarks in connection with the promotion, marketing and sale of the Product. Collier will have the right to review and approve the form of use of the Collier Trademarks prior to distribution of the Product or any promotional material with respect thereto.

      4.2.3   EXCLUSIVITY

      Collier shall not grant a license, sublicense or other rights to any other Person in the Collier Content or the Collier Trademarks in the Computer Field for any purpose involving manufacture, use or sale of electronic multimedia general reference encyclopedia products; provided, however, that such limitation shall not apply to: (a) Collier's present arrangement with Information Access Company for Text-Only on-line service; (b) Collier's distribution, prior to the Royalty Completion Date, of the Text-Only version of the Product through any and all of the channels except that distribution of Text-Only CD-ROM versions of the Product in the retail and OEM channels are reserved to the Company; and (c) thematic encyclopedias and other encyclopedia reference works other than general reference works.

      4.2.4   COLLIER INFRINGEMENT INDEMNITY

      Collier shall indemnify, defend and hold the Company (and its distributors and sublicensees, including, without limitation, Sierra) harmless from and against any and all claims that the Collier Trademarks or Collier Content (or any portion thereof) infringe upon any patent, copyright, trademark or other intellectual property rights of any third party. Collier shall have no obligation under this Section 4.2.4 with respect to any claim of copyright or patent infringement based upon the combination or use of


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 11
the Collier Content (or any portion thereof) with any other program, goods or products not furnished by Collier where use of the Collier Content (or any portion thereof) alone would not constitute infringement or with respect to any claim of trademark infringement based upon the use or combination of any Collier Trademark with any trademark, trade dress or other word, symbol or design where the use of any Collier Trademark alone would not constitute an infringement.

      4.2.5   TEXT UPGRADES

      Collier shall make Upgrades available to the Company, from time to time upon the request of a majority of the Board (but not more frequently than once each Fiscal Year), at an initial price of Three Hundred Thousand Dollars ($300,000) per Upgrade based upon the practices of Collier in updating its print encyclopedia. After the initial Upgrade, the Upgrade price will be determined by the Board in connection with the Annual Budget.

      4.2.6   NONTRANSFERABILITY OF LICENSES

      The licenses set forth in this Section 4.2 are intended to be nontransferable, whether by assignment or by operation of law. Without limiting the generality of the foregoing, the licenses set forth in this Section 4.2 are not transferable to Sierra without Collier's prior written consent.

4.3   LICENSE OF SIERRA MULTIMEDIA COMPONENTS

      4.3.1   GRANT

      Sierra hereby grants to the Company a worldwide, royalty-free, irrevocable, nontransferable right and license to adapt, convert, display, perform, distribute, localize, make, port, use, sell and translate the Sierra Multimedia Components for use in, and sale of, the Product.

      4.3.2   LICENSE TO SIERRA TRADEMARKS

      Sierra hereby grants to the Company and Collier a worldwide, royalty-free, irrevocable, nontransferable license (with right to sublicense with the prior approval of Sierra) to use the Sierra Trademarks in connection with the promotion, marketing and sale of the Product. Sierra will have the right to review and approve the form of use of the Sierra Trademarks prior to distribution of the Product or any promotional material with respect thereto.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 12

      4.3.3   EXCLUSIVITY

      Sierra will not initiate a project to develop (whether for Sierra or for a third party) an electronic multimedia English language general reference product in the Encyclopedia Field (a "Competing Product"). If Sierra acquires (e.g., through the acquisition of a company with an existing or development-stage electronic multimedia English language general reference encyclopedia, or through the acquisition of Sierra by a third party with an existing or development-stage multimedia English language general reference encyclopedia) a Competing Product (completed or in development), then:

      (a) Sierra will not, without Collier's prior written consent, use any of the Collier Trademarks or any of the Developed Sierra Multimedia Components or any Existing Sierra Multimedia Components that have been incorporated into a Product in connection with the Competing Product.

      (b) Sierra will not, without Collier's prior written consent, reduce any of its efforts regarding development or distribution of the Product below the efforts anticipated prior to Sierra's acquisition of the Competing Product.

      (c) Sierra will promptly notify Collier in writing of Sierra's acquisition of the Competing Product (the "Acquisition Notice").

      (d) Collier may, within one hundred twenty (120) days after receipt of the Acquisition Notice, notify Sierra in writing that Collier is exercising its rights under (e) below (the "Exercise Notice").

      (e)  If Collier delivers the Exercise Notice within one hundred twenty
(120) days after Sierra delivers the Acquisition Notice, then, if Sierra has not ceased to own and distribute the Competing Product within eighteen (18) months after receipt of the Exercise Notice, Collier may, during the ninety (90) days following such eighteen (18) month period;

           (i) purchase Sierra's Interest (including without limitation all Sierra's obligations to the Company or Collier under this Agreement) at the Exercise Price, in which case the Company may continue to use the Sierra Trademarks for transition purposes for a period of six (6) months after the purchase, and, solely with respect to the Sierra Multimedia Components incorporated in one or more Products (including Products in development) in existence at the time of the purchase, the license set forth in Section 4.3.1 will continue until December 31, 2040, or


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 13

           (ii)  notify Sierra that the Company will dissolve pursuant to
       Section 8.1.

      (f) Sierra will not, without Collier's prior written consent, use any of the Sierra Trademarks in connection with the Competing Product for one hundred eighty (180) days after Sierra delivers the Acquisition Notice.

      4.3.4   SIERRA INFRINGEMENT INDEMNITY

      Sierra shall indemnify, defend and hold the Company (and its distributors and sublicensees, including, without limitation, Collier) harmless from and against any and all claims that the Sierra Trademarks or Sierra Multimedia Components (or any portion thereof) infringe upon any patent, copyright, trademark or other intellectual property rights of any third party. Sierra shall have no obligation under this Section 4.3.4 with respect to any claim of copyright or patent infringement based upon the combination or use of the Sierra Multimedia Components (or any portion thereof) with any other program, goods or products not furnished by Sierra where use of the Sierra Multimedia Components (or any portion thereof) alone would not constitute infringement or with respect to any claim of trademark infringement based upon the use or combination of any Sierra Trademark with any trademark, trade dress or other word, symbol or design where the use of any Sierra Trademark alone would not constitute an infringement.

      4.3.5   NONTRANSFERABILITY OF LICENSES

      The licenses set forth in this Section 4.3 are intended to be nontransferable, whether by assignment or by operation of law. Without limiting the generality of the foregoing, the licenses set forth in this Section 4.3 are not transferable to Collier without Sierra's prior written consent.

4.4   PRODUCTION OF PRODUCT

      4.4.1   REVIEW FOR FACTUAL ACCURACY

      Collier will have the right to review the Product for factual accuracy prior to publication and either approve or correct the Product or Updates.

      4.4.2   SUPPLIERS

      Sierra and Collier will jointly agree upon one or more suppliers to manufacture, print and assemble the Product and any related collateral materials. If either Sierra or Collier is a supplier, the Company will pay for such services at arm's-length prices.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 14

4.5   DISTRIBUTION RIGHTS TO THE MEMBERS

      4.5.1   DISTRIBUTION RIGHTS GRANTED TO COLLIER

      The Company hereby grants to Collier the right to use, distribute, market and sell the Product (whether as a stand-alone product or bundled with other products) on an exclusive basis (i) through door-to-door sales worldwide; (ii) through direct response (e.g., telemarketing and direct mail), except as set forth in Section 4.5.2; (iii) directly to Collier's customer list; (iv) to educational institutions and to public libraries worldwide (provided that Collier acknowledges that Sierra may have Products sold to educational institutions and to public libraries through the sales channels set forth in
Section 4.5.2, and Sierra acknowledges that it will not focus on or encourage such sales); (v) retail sales in the Collier Countries, provided that Sierra may sell the Product in the Collier Countries as long as Sierra does not actively solicit orders from customers located within the Collier Countries; (vi) through programmed upgrade sales that are substantially similar to Collier's sales programs for hard-copy encyclopedias to include utilizing registration and warranty certificates and (vii) through any on-line computer service where the sale is by Collier direct to the consumer (i.e., sold as packaged hard copy products, but not for on-line use).

      4.5.2   DISTRIBUTION RIGHTS GRANTED TO SIERRA

      The Company hereby grants Sierra the right to use, distribute, market and sell the Product (whether as a stand-alone product or bundled with other products), on an exclusive basis (a) in all retail distribution and retail marketing channels (other than the Collier Countries); (b) through Sierra's own product catalogs; (c) through Sierra's customer lists (including lists generated through support calls for the Product); and (d) through any on-line computer service where the sale is by Sierra, retailers or third parties (i.e., sold as packaged hard copy products, but not for on-line use). Sierra shall be entitled to use its standard form software license terms for the distribution and licensing of the Product.

      4.5.3   RIGHTS RESERVED TO THE COMPANY

      Unless specifically granted to a Member pursuant to Sections 4.5.1 and
4.5.2 above, all rights to use, distribute, market and sell the Product are reserved to the Company.

      4.5.4   COMPENSATION TO THE COMPANY

         In consideration for the grant of distribution rights to Sierra and Collier, Sierra and Collier shall each pay to the Company a price per Product unit Sold, which price


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 15
shall be determined in accordance with the formula below based upon the wholesale price of the Product established from time to time by the Board. The Members anticipate that at the end of the Initial Development Phase, the Board will determine the suggested wholesale price for the Product and have targeted a suggested wholesale price structure under which Sierra and Collier will pay the Company $24.00 per unit for the initial full-featured stand-alone multimedia CD-ROM version. Each Member shall purchase Product from the Company for distribution under this Section 4.5 at prices that are discounted from the suggested wholesale price at a rate of forty percent (40%). Each of Sierra and Collier shall be entitled to a credit against such fee for Product returns. Any fees owing shall be paid to the Company on a quarterly basis, within forty-five
(45) days after the end of each quarter, which payment shall be accompanied by a statement setting forth the calculation of such fee and any credit for returns.

      4.5.5   THIRD-PARTY ROYALTIES

      The Company shall pay all third-party royalties and other fees for the license or other use of any content or other materials used or contained in the Product.

      4.5.6   COMPANY TRADEMARK LICENSE

      The Company grants to Sierra and Collier the nonexclusive right (with right to sublicense) to use any Company trademarks, trade names, trade dress or similar property in connection with the distribution, promotion, marketing and sale of Product.

      4.5.7   COMPANY INFRINGEMENT INDEMNITY

      The Company shall indemnify, defend and hold its distributors and sublicensees, including Sierra and Collier, harmless from and against any and all claims that a Product, or any portion thereof, infringes upon any patent, copyright, trademark or other intellectual property right. The Company shall have no obligation under this Section 4.5.7 with respect to any claim of copyright or patent infringement based upon the combination or use of the Product with any other program, goods or products not furnished by the Company where use of the Product alone would not constitute infringement or with respect to any claim of trademark infringement based upon the use or combination of any Company trademark with any trademark, trade dress or other word, symbol or design where the use of the Company trademark alone would not constitute an infringement.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 16

      4.5.8   CROSS-MARKETING

      Sierra and Collier anticipate that the Product packaging and sales materials will include inserts and other means of cross-marketing other products and catalogs of each Member. Sierra and Collier shall negotiate in good faith any such cross-marketing arrangements.

      4.5.9   CUSTOMER LISTS

      At the end of each quarter, each Member will deliver a copy of its customer list for the Product to the Company. The Company will maintain its list of registered users, and will, within thirty (30) days after it receives each Member's updated customer list, deliver to each Member a consolidated list, including both Members' customer lists and the registered user base. Sierra and Collier may use the consolidated list to market and promote other products and Collier may use the list for sale of Upgrades, but neither Sierra nor Collier will disclose the list to any third party.

4.6   DEVELOPMENT

      4.6.1   DEVELOPMENT PLAN

      Within ninety (90) days after the Effective Date, Sierra shall prepare, in consultation with Collier, a plan for the development of the Company's first multimedia encyclopedia software product (the "Development Plan").

      4.6.2   ENABLING TECHNOLOGY

      Collier and Sierra hereby license to the Company (and, with respect to Collier, to Sierra in connection with Sierra's development work on Product) during the term of this Agreement on a nonexclusive, nontransferable, royalty-free basis and solely for use in connection with the development of Product, the Enabling Technology, except that certain development tools and content of Collier will be licensed to the Company under a separate Royalty Agreement entered into between Collier and the Company concurrent with the date of this Agreement. Sierra and Collier shall notify the Company and the other Member of any and all third-party royalties that will arise out of the Company's or Sierra's use of their respective tools and technology and if the Company proceeds to use such items, the Company shall pay or reimburse the licensing Member for any and all third-party royalties due on the Company's or Sierra's use of the same.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 17

      4.6.3   SIERRA'S DEVELOPMENT RESPONSIBILITIES

      Sierra shall be primarily responsible for implementing and completing the Development Plan through use of its developers and facilities. The Company may, at its option, obtain such services from third parties.

      4.6.4   COLLIER'S DEVELOPMENT RESPONSIBILITIES

      Collier shall, in consultation with the Manager, source photographs, sound clips, video clips and the like for use in the Product. Collier shall, in that regard, use reasonable efforts to make available to the Company its preferential rate agreement with De Agostini and its affiliates. The Company may, at its option, obtain photographs, sound clips, video clips and the like from third parties.

      4.6.5   COST OF SERVICES; REIMBURSEMENT

      Work under the Development Plan will be performed under and in accordance with the Annual Budget. It is the intention of Sierra and Collier to perform services and contribute other items in accordance with their responsibilities under the Development Plan and this Agreement at Cost to the Company. No Member will reduce the resources it makes available to the development below the level described in the Development Plan. All Member-provided goods shall be charged to the Company at fully burdened manufacturing or acquisition cost. Each of Sierra and Collier shall also provide the Company, at no additional charge, access to and reasonable use of the facilities of such Member that are useful for the Company's development and publication of Product. The Company shall advance each party its anticipated costs for its work under the Development Plan at the beginning of each month during Product Development. Each of Sierra and Collier shall provide the Company and the other party with a report, within thirty (30) days after the end of each month, detailing the costs incurred by such Member and charged to the Company during such month. Advances to each Member in subsequent months shall be adjusted to reflect actual charges made and reimbursed in prior months.

4.7   CUSTOMER SERVICE, LICENSING FEES

      4.7.1   SUPPORT

      The Company will establish a toll-free customer support number. The Company shall provide, at its cost, customer support and warranty services. The Company may obtain such services from either Sierra or Collier on an arm's-length basis.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 18

         4.7.2      PLATFORM LICENSE FEES

         The Company shall pay any platform license fees or similar license fees associated with use, reproduction and distribution in specific market segments.

4.8      OEM, ON-LINE SERVICE AND SIMILAR TRANSACTIONS

         The Company may, from time to time, enter into one or more OEM licenses, on-line content licenses or similar transactions that are not based on sales of units of the Product. Each Member may solicit such transactions, but the OEM sales, if any, shall be made by the Company and the Company will not enter into any such transaction unless it is approved by the Board. The Company will reimburse to a Member the marketing costs incurred with such transactions if prior approval is received from the Board.

                  ARTICLE V. ALLOCATION OF PROFITS AND LOSSES

5.1      ALLOCATION OF PROFITS

         After giving effect to any distributions for the Fiscal Year, Profits for any Fiscal Year shall be allocated among the Members in accordance with their Sharing Ratios.

5.2      ALLOCATION OF LOSSES

         Losses for any Fiscal Year shall be allocated among the Members in accordance with their Sharing Ratio.

5.3      OTHER ALLOCATION RULES

         5.3.1      CONVENTIONS

         For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

         5.3.2      SECTION 704(e)

         In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 19
property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

5.4      INTENT OF ALLOCATIONS

         The Members are authorized and directed to amend this Agreement to allocate Profits, Losses and any other item in a manner different than that provided above to the extent necessary so that the allocation of each Member's distributive share is in accordance with and permitted by Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

                         ARTICLE VI. CASH DISTRIBUTIONS

6.1      GENERAL

         Except as otherwise provided in the Act and this Agreement, no Member shall have the right or power to demand or receive a distribution in a form other than cash and shall not be required or compelled to accept a distribution of any asset in kind, to the extent that the interest distributed would exceed the Member's pro rata share of operating or liquidating distributions. Notwithstanding anything contained in this Agreement or the Certificate to the contrary, no distribution shall be made to a Member in violation of the Act.

6.2      DISTRIBUTIONS

         Distributions of cash shall be made within fifteen (15) days after the end of each quarter upon a vote of the Board. It is the intention of the Members to distribute out of the Company all of its available cash balances at the end of each quarter, other than cash reserves for operating and other expenditures contemplated in the Annual Budget. Except as otherwise set forth below, distributions of cash shall be made among the Members in proportion to their Sharing Ratios.

                 ARTICLE VII. TRANSFERS; ADMISSIONS; WITHDRAWAL

7.1      NO TRANSFER OF ECONOMIC OR MANAGEMENT RIGHTS

         No Member shall Transfer all or any portion of such Member's interest in the Company except with the unanimous consent of the remaining Members; provided, however, a Member may transfer its rights, but not its obligations, hereunder to an


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 20

Affiliate.

7.2      ADMISSION OF SUBSTITUTE MEMBERS

         Subject to the other provisions of this Article VII, a transferee may be admitted to the Company as a Substitute Member, with all of the rights of a Member, only upon satisfaction of all of the conditions set forth below in this
Section 7.2.

         (a) The Members unanimously consent to such admission, which consent may be given or withheld in the sole and absolute discretion of the Members.

         (b) The transferee shall become a party to this Agreement as a Member by signing an admission agreement and execute such documents and instruments as the Company may reasonably request as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee's agreement to be bound by the terms and conditions hereof.

         (c) The transferee shall pay or reimburse the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Interest.

         (d) The transferee obtains, at its own cost, an opinion from counsel satisfactory to the Company that such transfer was made in accordance with all applicable laws and regulations (including securities laws) and does not adversely affect the taxation of the Company as a partnership for U.S. federal income tax purposes.

7.3      OBLIGATIONS OF SUBSTITUTE MEMBER

         (a) A transferee who becomes a Substitute Member has, to the extent assigned, the rights and powers and is subject to the restrictions and liabilities of a Member under the Act, the Certificate and this Agreement, and is also liable for any obligations of the assignor to make Capital Contributions, but is not obligated for liabilities reasonably unknown to the transferee at the time the transferee becomes a Member.

         (b) Even if a transferee becomes a Substitute Member, the transferor is not released from the transferor's liability to the Company, but ceases to be a Member when the transferee becomes a Substitute Member with respect to the transferred Units.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 21

7.4      ADDITIONAL MEMBERS

         The Board of Members, upon unanimous approval, shall have the sole right to admit additional Members upon such terms and conditions, at such time or times, and for such Capital Contributions as the Board of Members shall in its sole discretion determine. In connection with any such admission, the Board of Members shall amend the Company's books and records to reflect the name, address, capital contribution, number of Units of the additional Member. Any additional Member shall have the right to appoint one (1) Representative to the Board.

7.5      NO RIGHT TO WITHDRAWAL

         No Member shall have the right to withdraw from the Company except with the consent of the Board of Members and upon such terms and conditions as may be specifically agreed upon between the Board of Members and the withdrawing Member. These restrictions on withdrawal are exclusive and no Member shall be entitled to claim any further or different distribution upon withdrawal under the Act or otherwise.

                      ARTICLE VIII. DISSOLUTION OF COMPANY

8.1      EVENTS CAUSING DISSOLUTION

         (a) The Company shall dissolve upon the happening of any of the following events:

                   (i) the occurrence of an Event of Withdrawal of a Member or any other event causing a dissolution of the Company under the Act, unless the remaining Members, within ninety (90) days of such event, unanimously agree to continue the Company (no withdrawal or resignation of a Member shall relieve it of its Capital Contribution or Mandatory Additional Capital Contribution obligations under Sections 2.1 and 2.2 hereof);

                  (ii) the sale or other disposition of all or substantially all of the assets of the Company and the collection of all proceeds therefrom;

                 (iii)     the vote of all MemberS to dissolve the Company;

                  (iv) the expiration of the term of the Company specified in Section 1.3 hereof;


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 22

                   (v) the delivery by any Member of a Final Deadlock Notice to the other Members, unless the Members, within ninety (90) days of such event, unanimously agree to continue the Company; or

                  (vi)     exercise of the Exercise Right by Collier under
Section 4.3.3.

         (b) Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company shall have been distributed as provided in Section 8.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company the business of the Company and the affairs of the MemberS shall continue to be governed by this Agreement.

         (c) In the event of dissolution of the Company as a result of an event described in Section 8.1(a)(i), the Member causing the dissolution shall cease to have Management Rights and shall retain only Economic Rights with respect to its Interest.

8.2      LIQUIDATION

         (a) Upon a dissolution of the Company, proceeds shall be applied and distributed in the following order and priority:

                   (i) to the payment and discharge of all of the Company's debts and liabilities (other than those to the Members) including the establishment of any necessary reserves;

                  (ii) to the payment of any debts and liabilities to the MemberS; and

                 (iii) any remaining property and assets of the Company shall be distributed among the Members in accordance with their positive Capital Account balances.

         (b) The Capital Account balances of each Member shall be appropriately adjusted before any distributions pursuant to this Section 8.2 to reflect sales or other dispositions by the Company giving rise to Capital Account adjustments and to reflect the Capital Account adjustments provided elsewhere under this Agreement. Profits and Losses resulting from such liquidation, if any, shall be allocated among the Members as provided for in
Article V. If assets of the Company are to be distributed in kind, such distribution shall be made in such proportions as cash would have been distributed, if available for distribution, under this Article, after adjusting the Members' Capital Accounts as if the property had been sold at its then fair market value. Notwithstanding the foregoing, (i) Sections 8.4 and 8.5 hereof shall govern the


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 23
distribution of certain assets described therein, (ii) the fair market value of the Collier Content shall equal the value assigned in Section 2.1(b) hereof, and
(iii) the fair market value of the Developed Sierra Multimedia Components shall equal Five Hundred Thousand Dollars ($500,000).

         (c) Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, including the return of its Capital Contribution thereof, and shall have no recourse therefor, upon dissolution or otherwise, against the Company or the other Member. Unless otherwise agreed upon by the Members and except as provided in Sections 8.3 and
8.4 below, no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

8.3      ENABLING TECHNOLOGY

         Except as set forth in Section 8.7, upon dissolution of the Company (i) the rights and license to the enabling technology of each Member granted to the Company and/or Sierra under Section 4.6.2 shall expire; (ii) the Company and each Member shall destroy or return the licensed enabling technology it received to the licensing party and cease all subsequent use of such licensed enabling technology, and (iii) title to all technology of the Company derived from or otherwise based upon the enabling technology licensed to the Company by a Member and all associated copyright, patent and other intellectual property rights shall be transferred and distributed to that Member, subject to the rights of Sierra and Collier described in Sections 8.3, 8.4 and 8.5.

8.4      RIGHTS TO COLLIER CONTENT

         Except as provided in Section 8.7, upon dissolution of the Company, all rights to Collier Content licensed to the Company under the license grant contained in Section 4.2 and all associated copyright, patent and other intellectual property rights shall revert to Collier.

8.5      RIGHTS TO SIERRA MULTIMEDIA COMPONENTS

         Except as provided in Section 8.7, upon dissolution of the Company, all rights to Existing Sierra Multimedia Components licensed to the Company under the license grant contained in Section 4.3 and all associated copyright, patent and other intellectual property rights shall revert to Sierra. In the event that Collier is required to make any contribution to the Company pursuant to Section 8.9, Collier shall be entitled to continue to use the Developed Sierra Multimedia Components after dissolution of the Company.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 24

8.6      COMPANY TECHNOLOGY

         Except as provided in Section 8.7 upon dissolution of the Company, title to all other technology and products owned by the Company and all associated copyright, patent and other intellectual property rights shall be liquidated and sold. In the event that the Company develops its own search engine for use with the Product, then both Sierra and Collier shall have the unconditional right to use it upon dissolution pursuant to whatever terms and conditions are applicable with respect to any agreements restricting the use of such search engine by third parties.

8.7      CONTINUATION OF USE

         Upon dissolution of the Company, if the Company has entered the Operations Phase, then Sierra and Collier may each continue for a period of twenty-four (24) months after the effective date of such dissolution to make, use, distribute and sell the Product incorporating any Enabling Technology, the Collier Content, the Sierra Multimedia Components and any and all technology and products owned by the Company. Each party shall pay the other a fee for each Product unit sold by such party equal to one-half the fee payable to the Company under Section 4.5.4 immediately prior to the dissolution. All such fees shall be paid to the other party within thirty (30) days of the end of each calendar quarter. After the expiration of the twenty-four (24) month period described in this Section 8.7, neither Sierra nor Collier shall have any right to make, use, distribute or sell the Product incorporating the property of the other.

8.8      USE OF OTHER MEMBER'S NAME

         Except for Sierra's and Collier's continued use (in the same manner as used by the Company) of the Collier Trademarks and the Sierra Trademarks in connection with the rights retained by each under Section 8.7, and Sierra's or Collier's continued use of any Company trademarks, trade names and trade dress on the products distributed by Sierra and Collier after the dissolution of the Company, no Member shall use the trademarks, trade name or trade dress of the other Members or the Company without the prior written consent of the other Member(s).

8.9      DEFICIT CAPITAL ACCOUNTS

         Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that a deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as Depreciation), or distributions of money pursuant to this Agreement to all Members,


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 25
upon dissolution of the Company such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero. Notwithstanding anything herein, any custom or any rule of law to the contrary, to the extent that Collier's Capital Account is a deficit as a result of the distribution of the Collier Content to it, then Collier shall be required to contribute money to the Company equal to fifty percent (50%) of such deficit created but in no event more than two hundred fifty thousand ($250,000).

                   ARTICLE IX. BOOKS, RECORDS AND ACCOUNTING

9.1      BOOKS AND RECORDS

         The Company shall keep and maintain a complete and accurate set of books and records in accordance with generally accepted accounting practices applied in a consistent manner correctly reflecting all transactions of the Company. Unless otherwise agreed to by all Members, the Company's books shall be maintained on an accrual basis. The Company's books and records shall be kept at its principal office. Each of the Members shall have access to such books and records and the right to examine, copy and audit the same at all reasonable times. The Company's books shall be audited not less frequently than annually by an independent certified public accountant acceptable to all Members. The Company will provide each Member with unaudited financial statements of the Company (including, but not necessarily limited to, a balance sheet and a statement of the results of business for such period and such additional information reasonably requested by a Member) within ten (10) Business Days after the end of each calendar quarter and annual financial statements of the Company within thirty (30) Business Days after the end of each Fiscal Year.

9.2      FISCAL YEAR

         The Company's Fiscal Year shall be from January 1 through December 31.

9.3      BANK ACCOUNTS

         All funds of the Company shall be deposited under the name of the Company in such bank account or accounts at such bank or banks as shall be approved from time to time by the Board. All drafts, checks, bills and cash which may from time to time be received by, for or on account of the Company shall be deposited immediately in such account or accounts in the same form in which they are received. Withdrawals from such accounts shall be made only upon the signature of the Manager or an individual authorized by the Board.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 26

9.4      ANNUAL BUDGET

         9.4.1      ANNUAL BUDGET PLANNING

         No later than thirty (30) Business Days prior to the first day of each Fiscal Year of the Company (or within thirty (30) Business Days after the Effective Date with respect to the 1995 budget), the Manager shall submit to the Board for approval a proposed budget setting forth in accordance with generally accepted accounting practices the estimated revenue and expenses of the Company during such Fiscal Year. The budget shall set forth a monthly operating budget of anticipated revenue, expenses, level of profit and cash flow for such Fiscal Year. The Manager shall revise and for a particular Fiscal Year resubmit the proposed budget as directed by the Board. The budget approved by the Board is referred to herein as the "Annual Budget". The Board of Members will review the Annual Budget and operations at least twice each Fiscal Year. If during the course of a Fiscal Year a significant change of any Annual Budget line item is expected, the Manager shall immediately notify the Board of a revised version of the Annual Budget (which may include reduced expenses) to address the matter. The revised Annual Budget approved by the Board is referred to herein as the "Revised Annual Budget."

         9.4.2      REVIEW OF ANNUAL PERFORMANCE

         Within ninety (90) Business Days after the end of each Fiscal Year of the Company, the Manager shall submit to the Board actual financial information and a comparison analysis with the Annual Budget (or Revised Annual Budget).

9.5      ANNUAL BUSINESS PLAN

         No later than thirty (30) Business Days prior to the first day of each Fiscal Year of the Company, the Manager shall submit to the Board for approval a proposed comprehensive business plan setting forth the sales, marketing, operation, development and other plans of the Company for such Fiscal Year and a business plan setting forth a general outline and direction of the activities planned for the next two Fiscal Years. The Manager shall revise and resubmit the proposed business plan as directed by the Board. The business plan approved by the Board for a particular Fiscal Year is referred to herein as the "Annual Business Plan." For the 1995 business plan, within thirty (30) Business Days after the Effective Date the Manager shall submit to the Board for approval a proposed comprehensive business plan setting forth the sales, marketing, operation, development and other plans of the Company for developing the Company's business during 1995 and a business plan setting forth the general outline and direction of the activities planned to continue the development and expansion of such business for 1996 and 1997.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 27

                           ARTICLE X. INDEMNIFICATION

10.1     INDEMNIFICATION

         Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she is or was a director, officer or manager of the Company (hereinafter an "indemnitee"), whether the basis of such a proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

10.2     ADVANCE PAYMENT

         The right to indemnification conferred in Section 10.1 shall include the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). The rights to indemnification and to the advancement of expenses conferred in Sections 10.1 and 10.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a manager, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

10.3     NONEXCLUSIVITY OF RIGHTS

         The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise.

10.4     INSURANCE

         The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 28
expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

10.5     INDEMNIFICATION OF OTHERS

         The Company may, to the extent authorized from time to time by the Board of Members, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of Managers and officers of the Company.

                             ARTICLE XI. AMENDMENT

         This Agreement may be amended, restated or modified from time to time only by a written instrument unanimously adopted by the Members. No Member shall have any vested rights in this Agreement which may not be modified through an amendment to this Agreement.

                           ARTICLE XII. MISCELLANEOUS

12.1     CONFIDENTIALITY

         Each Member and the Company will exercise the same degree of care, but no less than a reasonable degree of care, to keep confidential the Confidential Information of the other Member(s) or the Company as it uses to protect its own Confidential Information of a like nature. Without limiting the generality of the foregoing, each Member agrees to (and to cause the Company to agree to) (a) instruct and require all of its employees and agents who have access to the Confidential Information to maintain the confidentiality thereof; (b) disclose the Confidential Information of the other Member(s) or the Company only to those individuals that have a "need to know" such Confidential Information; and (c) take such actions as may be reasonable to limit disclosure of the Confidential Information of the other Member(s) or the Company by such individuals. If the Recipient is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information of the other Member(s), the Recipient will immediately notify the Discloser in order that the Discloser may take such action as it deems necessary to protect its interest and Recipient shall cooperate with Discloser to limit the scope and use of the information to be disclosed.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 29

12.2     PRESS RELEASES

         No Member or the Company shall make any public announcements regarding this Agreement, the formation of the Company or the other activities contemplated hereunder without first providing the other Member(s) the proposed text of such announcement and obtaining the approval of the other Member(s), which approval shall not be unreasonably withheld.

12.3     APPLICATION OF DELAWARE LAW

         This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.4     CONSTRUCTION

         Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Each party hereto was represented by counsel and participated in the drafting hereof and no term or condition hereof shall be construed in favor of or against either party as the drafting party.

12.5     COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.6     EXECUTION OF ADDITIONAL INSTRUMENTS

         Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

12.7     HEADINGS

         The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 30

12.8     HEIRS, SUCCESSORS AND ASSIGNS

         Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns. Each of Sierra and Collier shall be permitted to assign all of its rights, but not its obligations, under this Agreement to an Affiliate.

12.9     RIGHTS AND REMEDIES CUMULATIVE

         The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.10    SEVERABILITY

         If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

12.11    WAIVERS

         The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

12.12    NOTICES

         Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) delivered personally, (b) deposited with a prepaid messenger, express or air courier or similar courier for delivery to the address set forth below, (c) deposited in the official certified or registered mail, postage prepaid to the address set forth below, or (d) transmitted by telecopier or facsimile to the number specified below (with originals mailed the same day by official mail, postage prepaid to the address set forth below):


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 31

                  If to Sierra:               Sierra On-Line, Inc.
                                              3380 - 146th Place S.E., Suite 300
                                              Bellevue, WA  98007
                                              U.S.A.
                                              Attn: Mr. Michael Brochu
                                              Tel.  (206) 649-9800
                                              Fax   (206) 649-0340

                  and with a copy to:         Sierra On-Line, Inc.
                                              3380 - 146th Place S.E., Suite 300
                                              Bellevue, WA  98007
                                              U.S.A.
                                              Attn: Mr. Richard Thumann
                                              Tel.  (206) 649-9800
                                              Fax   (206) 641-7617

                  If to Collier:              P.F. Collier, L.P.
                                              919 Third Avenue
                                              New York, NY  10022
                                              U.S.A.
                                              Attn: Michael J. Goodkin
                                              Tel.  (212) 508-6015
                                              Fax   (212) 508-6151

                  and with a copy to:         Cummings & Lockwood
                                              4 Stamford Plaza
                                              P.O. Box 120
                                              Stamford, CT  06904-0120
                                              Attn: Vincent M. Kiernan, Esq.
                                              Tel.  (203) 351-4538
                                              Fax   (203) 351-4437

Notice shall be deemed to have been received (i) upon receipt in the case of personal delivery, (ii) three (3) Business Days after being deposited in the case of messenger, express or air courier or similar courier, (iii) seven (7) Business Days after the date deposited in official certified or registered mail, and (iv) the day of receipt as evidenced by a facsimile confirmation statement in the case of transmittal by facsimile. Any Member may change its respective addresses and facsimile number by giving notice to the other Member(s) as provided in this Section.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 32

12.13    ATTORNEYS' FEES

         Each party hereto shall be responsible for the payment of its own attorneys' fees and other costs incurred in connection with negotiating and drafting this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

P.F. COLLIER, L.P.                              SIERRA ON-LINE, INC.

By:                                             By:
   ------------------------------                  -----------------------------
 Its:                                            Its:
     ----------------------------                    ---------------------------




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Collier Sierra L.L.C. Limited Liability Company Agreement                page 33

                                   EXHIBIT A

                                 DEFINED TERMS

         The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Exhibit A. Certain additional defined terms are set forth elsewhere in this Agreement. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

         "ACCUMULATED LOSS ACCOUNT" means a Company-maintained bookkeeping account which shall be increased by any Losses allocated to Collier and shall be reduced by any special allocation of Profits to Collier under Section 5.1.2 of the Agreement.

         "ACQUISITION NOTICE" shall have the meaning set forth in Section 4.3.3 of the Agreement.

         "ACT" means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

         "AFFILIATE" means, with respect to any Person, any Person who directly or indirectly (through one or more intermediaries) controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Limited Liability Company Agreement as originally executed and as amended or restated from time to time.

         "ANNUAL BUDGET" shall have the meaning set forth in Section 9.4.1 of the Agreement.

         "ANNUAL BUSINESS PLAN" shall have the meaning set forth in Section 9.5 of the Agreement.

         "BANKRUPTCY" means, with respect to any Person, the occurrence of any of the following: (a) the filing of a voluntary petition for relief under the U.S. Bankruptcy Code or an admission by such Person of such Person's inability to pay its debts as


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 34
they become due, (b) the making by such Person of a general assignment for the benefit of creditors, (c) in the case of the filing of an involuntary petition in bankruptcy against such Person, the filing of an answer admitting the material allegations thereof or consenting to the entry of an order for relief, or a default in answering the petition, or (d) the entry of an order for relief under the U.S. Bankruptcy Code against such Person.

         "BOARD" or "BOARD OF MEMBERS" means the board of Members designated in
Section 3.1 hereof.

         "BUSINESS DAY" means any Monday through Friday except for any such days that are national holidays in the United States.

         "CAPITAL ACCOUNT" means, with respect to any Member, the account maintained with respect to a Member determined in accordance with Section 2.7.

         "CAPITAL CONTRIBUTION" means, with respect to any Member, the amount of money and the fair market value of any property or the fair market value of services contributed or to be contributed to the Company with respect to the Interest in the Company held by such Member provided, however, that any contribution by a Member of property or services must be agreed to in advance and in writing as a Capital Contribution by the other Members.

         "CERTIFICATE" means the Certificate of Formation of the Company as filed with the Delaware Secretary of State's Office as the same may be properly amended or restated from time to time.

         "CODE" means the Internal Revenue Code of 1986, as amended, from time to time, or any corresponding provision or provisions of any succeeding law and any reference to a Section of the Code shall be deemed to include a reference to any successor provision thereto.

         "COLLIER" means P.F. Collier, L.P.

         "COLLIER CONTENT" means the text and line illustrations of Collier's 24 volume English language general reference encyclopedia and all updates and revisions thereto.

         "COLLIER COUNTRIES" means Italy, Spain, Mexico and Portugal.

         "COLLIER TRADEMARKS" means those Collier trademarks and trade dress used in connection with any Collier products incorporated in whole or in part into any Product.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 35

         "COMPANY" means Sierra Collier L.L.C.

         "COMPETING PRODUCT" shall have the meaning set forth in Section 4.3.3 of the Agreement.

         "COMPUTER FIELD" means the use of any computer on any media or through any now or hereafter in existence means, including, without limitation, CD-ROM disk and on-line multimedia services.

         "CONFIDENTIAL INFORMATION" means any type of information or material of one Member or the Company (the "Discloser") that is disclosed to the other Member(s) or the Company (the "Recipient") as a consequence of or through its participation in the activities anticipated by this Agreement and that is identified by the Discloser as being confidential; provided, that all source code and non-public enabling technology licensed under this Agreement shall be deemed to be the Confidential Information of the licensing Member without the necessity of identifying such information or materials as confidential. Confidential Information includes, without limitation, any such information that relates to research, development, trade secrets, know-how, inventions, source code, technical data, software programming, concepts, designs, procedures, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategy, and information entrusted to a Member by other persons or entities. However, Confidential Information does not include any information which: (a) was in the Recipient's possession before receipt from the Discloser; (b) is or becomes a matter of public knowledge through no fault of the Recipient; (c) is rightfully received by the Recipient from another Person without a duty of confidentiality; (d) is independently developed by Recipient; or (e) is disclosed by Recipient with the Discloser's prior written approval.

         "COST" means two (2) times the direct labor cost of the applicable item.

         "DE AGOSTINI" means Istituto Geografico De Agostini, Editorial Planeta De Agostini and their Affiliates.

         "DEPRECIATION" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 36

         "DEVELOPED SIERRA MULTIMEDIA COMPONENTS" means any items developed by Sierra for the Company pursuant to Section 4.5.

         "DEVELOPMENT PLAN" shall have the meaning set forth in Section 4.6.1 of the Agreement.

         "DISCLOSER" shall have the meaning set forth in the definition of Confidential Information.

         "ECONOMIC RIGHTS" means a Member's share of the Profits, Losses and distributions of cash or Company property pursuant to the Act and this Agreement but shall not include any Management Rights.

         "EFFECTIVE DATE" shall have the meaning set forth in the first paragraph of this Agreement.

         "ENABLING TECHNOLOGY" means all development tools, enabling technology and content useful for the creation and development of the Product that Sierra or Collier is now or hereafter legally entitled to license or sublicense to Collier or Sierra, as the case may be, and that the Members determine will be used to develop the Product.

         "ENCYCLOPEDIA FIELD" means the field of multimedia general reference encyclopedias in an electronic format.

         "EVENT OF WITHDRAWAL OF A MEMBER" means the bankruptcy or dissolution of a Member or the occurrence of any other event that would terminate the continued membership of a Member in the Company.

         "EXERCISE NOTICE" shall have the meaning set forth in Section 4.3.3 of the Agreement.

         "EXERCISE PRICE" means eighty percent (80%) of the value of Sierra's Interest, determined as of the last day of the last full fiscal quarter before the date of the Exercise Notice. The value of Sierra's Interest will be unanimously agreed upon by the Members. If the Members are unable to agree upon the value of Sierra's Interest, a valuation firm mutually acceptable to the Members engaged in the business of performing business valuations will be selected by the Board, to determine the value of Sierra's Interest. If the Members are unable to agree upon a valuation form within forty-five (45) days after the date of the Exercise Notice, then either party may request Interactive Multimedia Association to select a valuation firm, and the firm selected by Interactive Multimedia Association will serve as the valuation firm on


--------------------------------------------------------------------------------
Collier Sierra L.L.C. Limited Liability Company Agreement                page 37

______________. The valuation shall take into account all the circumstances relevant to the value of the Company at the time, including without limitation, the impact of Sierra's departure on the business of the Company, the Company's ability to develop other distribution channels or otherwise replace Sierra, the market value of similar companies (public and private), the value of the continuation of the license under Section 4.3.1, and any need for the Company to seek working capital as a result of Sierra's departure, and the Company's current and projected revenues, costs and profits.

         "EXISTING SIERRA MULTIMEDIA COMPONENTS" means any animation or visual material that is currently owned by Sierra and that the Members determine would be appropriate for use in a multimedia general reference encyclopedia.

         "FINAL DEADLOCK NOTICE" shall have the meaning set forth in Section
3.1.6 of the Agreement.

         "FISCAL YEAR" means the twelve months ending on December 31 each year.

         "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

         (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company.

         (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times:

                  (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

                  (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Member in the Company; and

                  (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 38

         (c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

         (d) The Gross Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in any adjustment pursuant to this subsection.

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         "INITIAL DEADLOCK NOTICE" shall have the meaning set forth in Section
3.1.6 of the Agreement.

         "INITIAL DEVELOPMENT PHASE" means the period beginning on the date of the Agreement and ending on the first commercial shipment of the Product.

         "INITIAL MEMBERS" means Sierra and Collier.

         "INTEREST" means a Member's entire interest in the Company, including such Member's Economic Rights and Management Rights.

         "MANAGER" means the individual appointed in accordance with Section 3.3.1.

         "MEMBER" means each of the parties who executes a counterpart of this Agreement and each of the parties who may hereafter become an additional or Substitute Member, in his, her or its capacity as a Member of the Company.

         "OPERATIONS PHASE" means the period beginning on the first day after the end of the Initial Development Phase and ending on the dissolution of the Company.

         "PERSON" means any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.


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Collier Sierra L.L.C. Limited Liability Company Agreement                page 39

         "PRODUCT" means an electronic multimedia English language general reference encyclopedia (whether in Text-Only format or multimedia format, and whether delivered on tangible media or via on-line service) derived from the Collier Content and all upgrades, new versions, updates, error corrections and other Company revisions and additions to such Product.

         "PROFITS" and "LOSSES" means, for each Fiscal Year (or other period), an amount equal to the Company's taxable income or loss for such Fiscal Year (or other period), determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

         (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

         (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

         (c) In the event the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

         (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

         (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period.

         "RECIPIENT" shall have the meaning set forth in the definition of Confidential Information.

         "REGULATIONS" means temporary and final income tax regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding


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
sections of any regulations subsequently issued that amend or supersede such regulations, from time to time.

         "REPRESENTATIVE" means the individual(s) appointed in accordance with
Section 3.1.3.

         "REVISED ANNUAL BUDGET" shall have the meaning set forth in Section
9.4.1 of the Agreement.

         "ROYALTY COMPLETION DATE" means the date on which both the Company has paid Collier aggregate royalties equal to $1,000,000 under the Royalty Agreement entered into between Collier and the Company as of the date of this Agreement and the Multimedia version of the Product is available for sale but in no event prior to December 31, 1996.

         "SHARING RATIO" means the ownership percentages of the Members in the Company, which percentage for a Member shall be equal to the quotient where the numerator equals the Capital Contributions by that Member and the denominator equals the Capital Contributions by all Members. The initial Sharing Ratios of Collier and Sierra are fifty percent (50%) each.

         "SIERRA" means Sierra On-Line, Inc.

         "SIERRA MULTIMEDIA COMPONENTS" means the Developed Sierra Multimedia Components and the Existing Sierra Multimedia Components.

         "SIERRA TRADEMARKS" means the Sierra name and logo.

         "SOLD" means Product shipped to a Member or at a Member's request.

         "SUBSTITUTE MEMBER" means a transferee who has been admitted as a member of the Company with all of the rights and obligations of membership pursuant to this Agreement and related admission agreement.

         "TEXT ONLY" means written words and line illustrations.

         "TRANSFER" means any sale, assignment, gift, hypothecation, pledge or other disposition, directly or indirectly, whether voluntary or by operation of law of all or any portion of an Interest in the Company.

         "UNIT" means the basic share of limited liability company interest entitling the holder thereof to all the rights and benefits of a Member under this Agreement.


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
         "UPGRADES" means new information, text, line illustrations and other content desired for the Company's Product, including, without limitation and at a minimum, those included in any revision to the text version of Collier's general reference encyclopedia.




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Collier Sierra L.L.C. Limited Liability Company Agreement                page 42